Dentsply Sirona Announces Planned Board Succession Charlotte, N.C., September 29, 2023 - DENTSPLY SIRONA Inc. (“Dentsply Sirona” or the “Company”) (Nasdaq: XRAY) today announced that, as part of its planned succession process and consistent with the Company’s Board of Directors’ (the “Board”) commitment to periodic Board refreshment in line with its Corporate Governance Guidelines, the Board has appointed Gregory T. Lucier as Chairman of the Board and as a member of the Corporate Governance and Nominating Committee, effective January 1, 2024. Following six years as Chairman of the Board, Eric K. Brandt will rotate from his role as non-Executive Chairman at the end of the year and will continue to serve as a member of both the Board and the Corporate Governance and Nominating Committee. “As a Board we believe in continued refreshment and leadership development and work to transition leadership roles approximately every six years. I believe that our collective efforts have set a strong course for future success and I am confident that the Company will prosper with Greg as its Chairman.” Mr. Brandt said. “On behalf of the entire Board, I want to extend my heartfelt appreciation to Eric for his leadership and dedication to this organization as our Chairman. His guidance has positioned the Company well for future growth.” said Mr. Lucier. Additionally, Harry M. Jansen Kraemer, Jr. notified the Board of his intent to retire effective December 31, 2023, after more than 17 years of service and dedication to the Board. Mr. Kraemer was originally appointed to the Board of Directors of Sirona Dental Systems, Inc. in June 2006. Mr. Brandt commented, “On behalf of the Board, we are very grateful for Harry’s many years of valuable service during a transformational period in the Company’s history. Over his 17 year tenure as a key Board member, first with Sirona Dental Systems and then with the combined Company following the merger, Harry has made extraordinary contributions to leadership, values, strategy, and business economics and we wish him well in his retirement.” Mr. Lucier was appointed as a Director of the Company in 2019. He has served as the Chief Executive Officer of Corza Health, a life sciences company, since 2018 and is an over 30 year veteran of the healthcare industry. Prior to Corza Health, Mr. Lucier was Chairman and Chief Executive Officer of NuVasive, a global technology leader in minimally invasive spine and orthopedic surgery, from 2015 to 2018. Prior to NuVasive, from 2003 to 2014, he served as Chairman and CEO of Life Technologies. About Dentsply Sirona Dentsply Sirona is the world’s largest manufacturer of professional dental products and technologies, with over a century of innovation and service to the dental industry and patients worldwide. Dentsply Sirona develops, manufactures, and markets a comprehensive solution offering including dental and oral health products as well as other consumable medical devices under a strong portfolio of world class brands. Dentsply Sirona’s products provide innovative, high-quality and effective solutions to advance patient care and deliver better and safer dental care. Dentsply Sirona’s headquarters is located in Charlotte, North Carolina. The Company’s shares are listed in the United States on Nasdaq under the symbol XRAY. Visit www.dentsplysirona.com for more information about Dentsply Sirona and its products. Contact Information Investors: Andrea Daley Vice President, Investor Relations

+1-704-805-1293 InvestorRelations@dentsplysirona.com Press: Marion Par-Weixlberger VP, Corporate Communications and PR +43 676 848414588 marion.parweixlberger@dentsplysirona.com